Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Kosta Karmaniolas

925.658.6193 / 925.658.6137

THE PMI GROUP, INC. ANNOUNCES ISSUANCE OF SUPERVISORY ORDER BY THE

ARIZONA DEPARTMENT OF INSURANCE

Walnut Creek, CA, August 19, 2011 – The PMI Group, Inc. (NYSE: PMI or the “Company”) today announced that the Arizona Department of Insurance (the “Department”) has issued an order, placing PMI Mortgage Insurance Co. (“MIC”) and PMI Insurance Co. (“PIC”) under the Department’s supervision, and appointing a Supervisor. Pursuant to the order, MIC and PIC are required to cease issuing new mortgage insurance commitments effective as of the close of business today, unless otherwise approved by the Director of the Department or the Supervisor.

Under the order, unless otherwise approved by the Director of the Department or the Supervisor, MIC and PIC may issue mortgage insurance policies under pending commitments through the close of business on September 16, 2011. In addition, pursuant to the order, MIC is required to cease making interest payments on the $285 million in aggregate principal amount of surplus notes that it has issued in favor of the Company. During the period of supervision, the order prohibits MIC and PIC from taking a variety of actions without the approval of the Director of the Department or the Supervisor, including lending funds, merging with another company, entering into reinsurance contracts, paying dividends and entering into affiliate transactions, and, except in the ordinary course of business, conveying or encumbering assets, withdrawing from any of its bank accounts, investing funds and incurring liabilities. The order provides that, in order to end the supervision, MIC and PIC must provide the Department with a plan satisfactory to it that cures deficiencies in MIC’s and PIC’s financial condition, including deficiencies in MIC’s and PIC’s policyholder position. The order provides that, if MIC and PIC do not satisfy these requirements within 60 days, the Director of the Department may take appropriate action, including commencing conservatorship proceedings.

Fannie Mae and Freddie Mac (collectively, the “GSEs”) previously approved the use of PMI Mortgage Assurance Company (“PMAC”), a subsidiary of MIC, as a limited, direct issuer of mortgage guaranty insurance in certain states in which MIC is unable to continue to write new business. As a result of the order, pursuant to restrictions contained in Fannie

Mae’s approval, PMAC is no longer eligible to offer mortgage insurance. Accordingly, PMAC will no longer issue mortgage insurance policies in any states. Although the Company is exploring opportunities to further capitalize PMAC and to obtain the restoration of the GSEs’ approvals of PMAC as an eligible mortgage insurer, there can be no assurance that these efforts will be successful.

The Department may at any time take further regulatory actions, including initiating state court receivership proceedings for the rehabilitation or liquidation of MIC. In a court-ordered receivership, the Director would be appointed receiver of MIC and would have full and exclusive power of management and control of MIC. The Company cannot predict if or when the Department might take any such actions. A court order appointing a receiver could result in up to approximately $735 million of The PMI Group’s outstanding indebtedness becoming due and payable. The PMI Group does not have access to sufficient funds or other sources of liquidity sufficient to enable it to repay such obligations if they were to become due and payable.

MIC and PIC will work with their customers, the Department and the GSEs to facilitate run-off. In addition, the Company and its subsidiaries are exploring potential capitalization and restructuring alternatives, including potential options to address the Department’s findings, and have engaged Willis Capital Markets & Advisory and Evercore Partners as financial advisors. There can be no assurance that any of these potential alternatives will be successful.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, through its wholly owned subsidiaries, is a provider of residential mortgage insurance and credit enhancement products, currently engaged in a run-off of its existing in-force book of business. For more information: www.pmi-us.com.

Cautionary Statement: Statements in this press release and supplement that are not historical facts, or that relate to future plans, events or performance, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

•

MIC no longer complies with minimum state regulatory capital requirements. Without significant additional capital or capital relief, MIC’s policyholders’ position will continue to decline, its risk-to-capital ratio will continue to increase, and its net assets will continue to be reduced.

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If the Department were to determine that MIC or PIC have failed to take appropriate steps to cure the deficiencies noted in its order of supervision, or if the Department were otherwise to determine further actions were appropriate, the Department could take further regulatory actions, which could include initiating state court receivership proceedings for the rehabilitation or liquidation of MIC. Actions taken by the Department could further limit or eliminate our control of MIC. We cannot predict if or when the Department may take any such further actions. If one or more of such actions were taken by the Department, our financial condition and results of operations could be materially adversely affected.

•

We may not be able to raise additional capital or achieve capital relief in order to restore our ability to continue to write new insurance business. We are exploring capital alternatives that, if successful, could provide capital relief to MIC or capital to other insurance subsidiaries, potentially including PMAC, so that they may replace MIC as our primary writer of new insurance. The amount of, and need for, additional capital could be affected by a variety of factors. In addition, our ability to raise capital to enable another insurance subsidiary to replace MIC as our primary writer of insurance will depend on obtaining approval from the GSEs of such other insurance subsidiary as an eligible insurer. We cannot predict whether we will obtain such approval. Our ability to raise capital is also limited as a result of, among other factors, the substantial decline in our market capitalization, the downgrades in the ratings of our debt securities and our significant operating losses, combined with difficult market conditions generally and in our industry specifically. We may not be able to raise capital on favorable terms and in the amounts that we require, or at all.

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The risk that an event of default could result with respect to certain of The PMI Group’s outstanding debt obligations if the Department were to obtain a court order appointing, or MIC were to consent to the appointment of, a receiver or similar official of MIC.

•	The magnitude of future losses as a result of a variety of factors that are outside our control and difficult to predict and the risk that future losses exceed our claims paying ability.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2011. We undertake no obligation to update forward-looking statements.